Exhibit 10.24.2
EXECUTION VERSION

February 17, 2017

Jonathan Pedersen
330 East 30th Street
New York, New York 10016

Re: Retention Agreement
Dear Jon:
In recognition of your past services and your agreement to continue in your position as Chief Legal Officer/General Counsel and Secretary of Walter Investment Management Corp. (the “Company”), you shall be entitled to receive incentive and retention bonus compensation upon the terms and conditions set forth in this letter agreement (this “Agreement”). Reference is made hereby to your letter agreement with the Company dated October 16, 2013 (the “Employment Agreement”).

1.
2016 Annual Bonus. You shall be entitled to a 2016 annual bonus, as determined by the Company’s Compensation Committee, in the amount of $650,000, payable within three (3) business days of your execution of this Agreement. Such amount is in full satisfaction of any entitlement or eligibility you may have to any annual bonus payable in respect of calendar year 2016, whether pursuant to the Company’s 2016 Management Incentive Plan, the Employment Agreement, or otherwise.

2.
Retention Bonus. You shall be entitled to a retention bonus in the amount of $250,000. The retention bonus shall be paid on March 31, 2017, provided that you remain employed and continue to perform your duties to the Company through such date, including with respect to the preparation and filing with the SEC of the Company’s 2016 Form 10-K prior to such date. Notwithstanding the foregoing, if the Company terminates your employment without “Cause” (as defined in the Employment Agreement), you shall receive such payment within three (3) business days of the date of such termination.

3.
Other Programs and Agreements. The payments hereunder shall not be taken into account for purposes of any other compensation or benefit program of the Company, nor for the calculation of any rights or benefits under your Employment Agreement. This Agreement shall have no effect on any awards you have previously received to equity incentive compensation, which shall continue to be governed by the terms thereof.

4.
Withholding Taxes. The incentive and retention bonus compensation payable under this Agreement shall be subject to withholding for federal, state or local taxes (including, but not limited to, any social security contributions) as shall be required to be withheld pursuant to any applicable law or regulation.

5.
Section 409A. The payments and benefits under this Agreement are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively “Section 409A”), whether pursuant to the short-term deferral exception or otherwise, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from Section 409A.

6.	Assignment. You may not assign your rights under this Agreement except upon your death. This Agreement shall be binding upon the Company and its successors and assigns.

7.
Entire Agreement. This Agreement sets forth the entire understanding of the Company and you regarding the subject matter hereof and supersedes all prior agreements, understandings and inducements, whether express or implied, oral or written; provided, however, this Agreement does not impact, alter, modify, amend or otherwise supersede any of the rights or obligations of either party under the Employment Agreement, which remains in full force and effect. No modification or amendment of this Agreement shall be effective without a prior written agreement signed by you and the Company.

8.	Governing Law. This Agreement shall be interpreted under and in accordance with the laws of the State of Florida without regard to conflicts of laws principles thereof.

Sincerely, WALTER INVESTMENT MANAGEMENT CORP. /s/ Anthony Renzi By: Anthony Renzi Title: CEO and President	ACCEPTED AND AGREED AS OF THE DATE BELOW: /s/ Jonathan Pedersen By: Jonathan Pedersen Date: February 17, 2017